SENIOR SECURED NOTE AND CLASS A WARRANT
                               PURCHASE AGREEMENT



                                      among



                                 TELETRAC, INC.



                                       and



                THE SEVERAL PURCHASERS NAMED IN SCHEDULE I HERETO










                              Dated as of [__], 1999












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                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I.      DEFINITIONS AND INCORPORATION BY REFERENCE.....................2

     SECTION 1.1  Definitions..................................................2

ARTICLE II.     PURCHASE AND SALE OF THE SECURITIES...........................13

     SECTION 2.1  Purchase and Sale of Securities.............................13
     SECTION 2.2  Closing Dates...............................................13

ARTICLE III.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................13

     SECTION 3.1  Organization, Qualifications and Corporate Power............13
     SECTION 3.2  Authorization of Agreements, Etc............................14
     SECTION 3.3  Validity....................................................14
     SECTION 3.4  Post-Restructuring Authorized Capital Stock.................14
     SECTION 3.5  Government Approvals........................................15
     SECTION 3.6  Offering of the Securities..................................15
     SECTION 3.7  Brokers.....................................................15

ARTICLE IV.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS............16

     SECTION 4.1  Validity....................................................16
     SECTION 4.2  Investment Representations..................................16
     SECTION 4.3  Brokers.....................................................16

ARTICLE V.      CONDITIONS....................................................16

     SECTION 5.1  Conditions to the Obligations of the Purchasers.............16
     SECTION 5.2  Conditions to the Obligations of the Company and
                    Reorganized Teletrac......................................17

ARTICLE VI.     COVENANTS.....................................................18

     SECTION 6.1  Rights of Inspection........................................18
     SECTION 6.2  Notice of Certain Events....................................18
     SECTION 6.3  Use of Proceeds.............................................18
     SECTION 6.4  Merger, Sale of Assets, Etc.................................18
     SECTION 6.5  Retirement of Senior Secured Notes..........................18


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                                                                            PAGE

     SECTION 6.6  Corporate Existence.........................................19
     SECTION 6.7  Reports.....................................................19
     SECTION 6.8  Waiver of Stay, Extension or Usury Laws.....................19
     SECTION 6.9  Restricted Payments.........................................19
     SECTION 6.10 Dividend and Other Payment Restrictions
                    Affecting Subsidiaries....................................21
     SECTION 6.11 Incurrence of Indebtedness or Issuance of
                    Disqualified Stock........................................23
     SECTION 6.12 Transactions with Affiliates................................24
     SECTION 6.13 Liens.......................................................25
     SECTION 6.14 Additional Guarantees.......................................25
     SECTION 6.15 Offer to Purchase Upon Change of Control....................26
     SECTION 6.16 Maintenance of Properties and Insurance.....................28
     SECTION 6.17 Limitation on Issuances and Sales of Capital Stock
                    of Subsidiaries...........................................28
     SECTION 6.18 Business Activities.........................................28
     SECTION 6.19 Limitation on Sales of Assets and Subsidiary Interests......28

ARTICLE VII.    PREPAYMENT OF SENIOR NOTES....................................29

     SECTION 7.1  Optional Prepayments........................................29
     SECTION 7.2  Notice of Prepayments.......................................29
     SECTION 7.3  Allocation of Payments......................................30
     SECTION 7.4  Notation of Partial Payments................................30
     SECTION 7.5  Direct Payment..............................................30

ARTICLE VIII.   EVENTS OF DEFAULT.............................................31

     SECTION 8.1  Events of Default...........................................31
     SECTION 8.2  Remedies on and Notices of Default..........................32

ARTICLE IX.     EXCHANGE OF SENIOR SECURED NOTES..............................32

     SECTION 9.1  New Senior Secured Notes....................................32
     SECTION 9.2  Replacement of Senior Secured Notes.........................33

ARTICLE X.      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..................33

     SECTION 10.1  Survival of Agreements.....................................33
     SECTION 10.2  General Indemnity..........................................33
     SECTION 10.3  Conditions of Indemnification..............................33
     SECTION 10.4  Remedies Cumulative........................................34



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


                                                                            PAGE

ARTICLE XI.     MISCELLANEOUS.................................................35

     SECTION 11.1  Expenses, Etc..............................................35
     SECTION 11.2  Notices....................................................35
     SECTION 11.3  Brokerage..................................................35
     SECTION 11.4  Parties in Interest........................................36
     SECTION 11.5  Entire Agreement; Waiver; Assignment.......................36
     SECTION 11.6  Counterparts...............................................36
     SECTION 11.7  Governing Law..............................................36

TESTIMONIUM...................................................................16


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




                                INDEX TO EXHIBITS


EXHIBIT                    DESCRIPTION

Exhibit A                  Plan of Reorganization

Exhibit B                  Form of 10% Senior Secured Note due [____, 2000]

Exhibit C                  Form of Class A Warrant

Exhibit D                  Security Agreement

Exhibit E                  Subscription Agreement

Exhibit F                  Agency Agreement


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



          SENIOR SECURED NOTE AND CLASS A WARRANT PURCHASE AGREEMENT, dated as of ________, 1999, among TELETRAC, INC., a Delaware corporation (the "Company"), and the several purchasers named in Schedule 1 hereto (the "Purchasers").

          WHEREAS, each of the Purchasers is either (i) a holder of an Old Note Claim (as such term is defined in the Plan of Reorganization annexed hereto as Exhibit A (the "Plan"), (ii) a Miscellaneous Unsecured Claim (as such term is defined in the Plan), (iii) a holder of a Category A Convenience Claim (as such term is defined in the Plan), or (iv) the beneficial owner of shares of common or preferred stock ("Stock") of Teletrac Holdings, Inc., a Delaware corporation and the parent corporation of the Company;

          WHEREAS, the Company and the Purchasers have engaged in negotiations towards a consensual reorganization of the Company's financial affairs;

          WHEREAS, the Company has filed a petition pursuant to Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), 11 U.S.C. Sections 101 ET SEQ., commencing proceedings (the "Chapter 11 Proceedings") in a United States Bankruptcy Court (the "Bankruptcy Court");

          WHEREAS, the Company has filed, and is seeking confirmation pursuant to Section 1129 of the Bankruptcy Code, 11 U.S.C. Section 1129, of a Plan;

          WHEREAS, the Plan provides, among other things, that on the Effective Date (as defined in the Plan) certain distributions will be made to creditors, and the Company's business and assets immediately prior to such Effective Date will vest in Reorganized Teletrac (as defined in the Plan) to be known as Teletrac, Inc.;

          WHEREAS, subject to and on the terms and conditions set forth herein, the Purchasers wish to purchase from Reorganized Teletrac, and Reorganized Teletrac shall issue and sell to the Purchasers, the 10% Senior Secured Notes to be due one year from the Effective Date (the "Maturity Date") in an aggregate principal amount of up to $3 million (the "Senior Secured Notes") in substantially the form of Exhibit B hereto and (ii) up to 3 million Class A Warrants (the "Class A Warrants") to purchase shares of new common stock ("Warrant Shares") to be issued by Reorganized Teletrac pursuant to the Plan (the Senior Secured Notes and Class A Warrants being hereafter referred to collectively as the "Securities");

          WHEREAS, each of the Purchasers has previously executed and delivered a Subscription Agreement annexed hereto as Exhibit E which sets forth their Maximum Commitment (as such term is defined in the Plan);

          WHEREAS, the Purchasers, severally and not jointly, wish to purchase the Securities, all on the terms and subject to the conditions set forth herein;

          WHEREAS, the Purchasers, severally and jointly, wish to enter into an Agency Agreement by and among the Purchasers and [_____________] (the "Agent") in substantially the form of Exhibit F hereto, whereby the Agent will exercise certain rights and satisfy certain obligations of the Purchasers;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                   DEFINITIONS AND INCORPORATION BY REFERENCE

          SECTION 1.1 DEFINITIONS.

          "ACQUIRED DEBT" means, with respect to any specified Person:

          (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

          (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

          "AFFILIATE" of a Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "AFFILIATE TRANSACTION" has the meaning ascribed to it in Section 6.12 hereto.

          "AGENT" has the meaning ascribed to it in the recitals hereof.

          "ASSET SALE" means:

          (i) the sale, lease, conveyance or other disposition (collectively "dispositions") of any assets (including, without limitation, byway of a sale and leaseback) in one or a series of related transactions; and

          (ii) the issuance by any of Reorganized Teletrac's Subsidiaries of Equity Interests or the disposition by Reorganized Teletrac or any of its Subsidiaries of Equity Interests of any of their Subsidiaries, in the case of either clause (i) or (ii) above, whether in a single transaction or a series of related transactions: (a) that have a Fair Market Value in excess of $5 million; or (b) for net proceeds in excess of $5 million. Notwithstanding the foregoing: (i) the sale of inventory in the ordinary course of business;
(ii) a disposition of assets by Reorganized Teletrac to a wholly owned Subsidiary or by a Subsidiary of Reorganized Teletrac to Reorganized Teletrac or to a wholly owned Subsidiary of Reorganized Teletrac; (iii) an issuance of Equity Interests by a Subsidiary of Reorganized Teletrac to Reorganized Teletrac or to a wholly owned Subsidiary of Reorganized Teletrac; (iv) a Restricted Payment that is permitted by Section 6.09; (v) the sale of assets that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Reorganized Teletrac; and (vi) any sales of assets to Ituran Location and Control, Ltd. or any Affiliates of Ituran Location and Control, Ltd. shall not be deemed to be Asset Sales.

          "BOARD OF DIRECTORS" means the Board of Directors of Reorganized Teletrac or any authorized committee of the Board of Directors.

          "BUSINESS DAY" means any day not a Legal Holiday.

          "CAPITAL STOCK" means:

          (i) in the case of a corporation, corporate stock;

          (ii) in the case of an association or business entity, and any all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (iii) in the case of a partnership, partnership interests (whether general or limited); and

          (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "CASH EQUIVALENTS" means:

          (i) U.S. dollars;

          (ii) Government Securities;

          (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any Eligible Institution;

          (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and
          (iii)above entered into with any Eligible Institution;

          (v) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

          (vi) shares of any mutual funds or other pooled investment vehicles, in each case having assets of $500 million, investing solely in investments of the types described in (i) through (v) above.

          "CHANGE OF CONTROL" means:

          (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, directly or indirectly, including through a liquidation or dissolution, of all or substantially all of the assets of Reorganized Teletrac and its Subsidiaries to any Person or group (as such term is used in Section 13 (d) of the Exchange Act);

          (ii) the adoption of a plan relating to the liquidation or dissolution of Reorganized Teletrac; or

          (iii) any Person or group (as such term is used in Section 13(d) of the Exchange Act), other than any of the Existing Stockholders or their respective Affiliates, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 75% of the total voting power of the Voting Equity Interests of Reorganized Teletrac, including by way of merger, consolidation or otherwise.

          "CHANGE OF CONTROL DATE" has the meaning ascribed to such term in
Section 6.15 hereto.

          "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus, to the extent deducted or otherwise excluded in computing such Consolidated Net Income;



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          (i) an amount equal to any extraordinary loss plus any net loss realized in connection with a sale of assets;

          (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period;

          (iii) Consolidated Interest Expense less consolidated interest income of such Person and its Subsidiaries for such period; and

          (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period;

in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of a Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be distributed by dividend to such Person by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

          "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the consolidated interest expense of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commission, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financing, and net payments (if any) pursuant to Hedging Obligations).

          "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

          (i) the Net Income of any Person that is accounted for by the equity method of accounting shall be included, but only to the extent of the



                                        5

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          amount of dividends or distributions actually paid in cash to the relevant Person or a wholly owned Subsidiary thereof;

          (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders;

          (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (iv) the cumulative effect of a change in accounting principles shall be excluded; and

          (v) the Net Income of any Subsidiary shall be included only to the extent of the amount of dividends or distributions actually paid in cash to the relevant Person or a Subsidiary thereof.

          "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

          "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event:

          (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or

          (ii) is redeemable or is convertible or exchangeable for Indebtedness at the option of the Purchaser thereof, in whole or in part, on or prior to the date on which the Senior Secured Notes mature.

          "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "EVENT OF DEFAULT" has the meaning assigned to it in Section 8.1 hereof.



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          "EXISTING INDEBTEDNESS" means the Indebtedness of Reorganized Teletrac in existence on the Issue Date until such amounts are repaid.

          "FAIR MARKET VALUE" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of Reorganized Teletrac, acting in good faith, and which determination shall be evidenced by an Officers' Certificate delivered to the Agent.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession and which are in effect on the Issue Date.

          "GUARANTEE" or "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

          (i) interest rate swap agreements;

          (ii) foreign currency hedge obligations; and

          (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest and foreign currency rates.

          "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable to the extent that any such accrued expense or trade payable is not more than 90 days overdue or is otherwise being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person



                                        7

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prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person and, in the event such indebtedness is not assumed by, and is otherwise non-recourse to, such Person, the amount of such indebtedness shall be deemed to equal the greater of the book value or Fair Market Value of such asset).

          "INDEBTEDNESS TO CASH FLOW RATIO" means, with respect to any Person as of any date of determination, the ratio of:

          (i) total Indebtedness of such Person and its Subsidiaries as of such date to;

          (ii) four times Consolidated Cash Flow of such Person and its Subsidiaries for the most recently ended fiscal quarter for which financial statements of such Person are available (the "Measurement Period");

provided, however, that: (a) in making such computation, the total Indebtedness of such Person and its Subsidiaries shall include the total amount of funds outstanding and available under any credit facilities; and (b) in the event such Person or any of its Subsidiaries consummates a material acquisition or sale of assets subsequent to the commencement of the Measurement Period, then the Indebtedness to Cash Flow Ratio shall be calculated giving PRO FORMA effect to such material acquisition or sale of assets as if the same had occurred at the beginning of the Measurement Period.

          "ISSUE DATE" means the date on which the Senior Secured Notes are first delivered under this Agreement.

          "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

          "NET INCOME" means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any sale of assets (including, without limitation, dispositions pursuant to sale and leaseback transactions); or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and


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



          (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

          "NET PROCEEDS" means the aggregate cash consideration received by Reorganized Teletrac or any of its Subsidiaries in respect of any Asset Sale in the form of cash or Cash Equivalents (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale), net of the direct costs relating to such Asset sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred, as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements, and provided that any such amount not so required to be paid for taxes shall be deemed to constitute Net Proceeds at the time such amount is not retained for such purpose), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets (including Equity Interests) that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or asset (including Equity Interests) established in accordance with GAAP (provided that the amount of any such reserve shall be deemed to constitute Net Proceeds at the time such reserve shall have been released or is not otherwise required to be retained for such purpose).

          "9% NOTE INDENTURE" means the Indenture, dated as of ____________ between Teletrac, Inc. and __________________ for $15,000,000 of the 9% Notes Due 2004.

          "NON-RECOURSE DEBT" means Indebtedness:

          (i) as to which neither Reorganized Teletrac nor any of its
          Subsidiaries: (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness); (b) is directly or indirectly liable (as a guarantor or otherwise); or (c) constitutes the lender;

          (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Reorganized Teletrac or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Reorganized Teletrac or any of its Subsidiaries.

          "OFFICER" means the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Secretary or the Controller of Reorganized Teletrac.

          "OFFICERS' CERTIFICATE" means a certificate signed (a) by the Chairman or Vice Chairman of the Board of Directors, President or a Vice President, and
(b) by the Treasurer, Secretary, or an Assistant Treasurer or an Assistant Secretary of Reorganized Teletrac and delivered to the Agent as required by the terms of this Indenture; provided that, in the event an Officer of Reorganized Teletrac holds a position set forth in both (a) and (b), such Officer may sign an Officers' Certificate only in his capacity as an Officer under Clause (a) or Clause (b), but not both.

          "PERMITTED BANK REFINANCING" means (a) any refinancing, renewal, extension, refunding or amendment of the Senior Credit Agreement (or any prior such refinancing, renewal, extension, refunding or amendment) which does not increase, or thereafter permit the increase of, the aggregate principal amount of such Indebtedness beyond the maximum aggregate principal amount of Indebtedness then outstanding or permitted to be incurred under the Senior Credit Agreement (or such prior refinancing, renewal, extension or refunding thereof or amendment thereto), and (b) any other Indebtedness of Reorganized Teletrac or any Subsidiary of Reorganized Teletrac, to banks and/or other financial institutions, up to an aggregate principal amount at any time outstanding of $20 million and where the proceeds of such Indebtedness are used to pay, prepay or redeem all (but not less than all) of the principal and interest outstanding on the Senior Secured Notes.

          "PERMITTED INVESTMENT" means:

          (i) any Investment in Reorganized Teletrac or in any wholly owned Subsidiary of Reorganized Teletrac;

          (ii) any Investment in Cash Equivalents;

          (iii) Investments by Reorganized Teletrac or any of its Subsidiaries in a Person if, as a result of such Investment: (a) such Person becomes a wholly owned Subsidiary of Reorganized Teletrac; (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Reorganized Teletrac or any wholly owned Subsidiary of Reorganized Teletrac;

          (iv) any Investments made solely as a result of the receipt of non-Cash Consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.19; and

          (v) any Investment made by Reorganized Teletrac or any of its Subsidiaries in a Related Business;

provided that, at any time any such Investment is made, such Investment will not cause the aggregate amount of Investments at any one time outstanding under this clause (v) to exceed $6 million.

          "PERMITTED LIENS" means:

          (i) Liens securing the Senior Secured Notes;

          (ii) Liens in favor of Reorganized Teletrac;

          (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Reorganized Teletrac or any of its Subsidiaries, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Reorganized Teletrac or such Subsidiary;

          (iv) Liens on property existing at the time of acquisition thereof by Reorganized Teletrac or any of its Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (v) Liens to secure the performance of statutory obligations, surety, appeal or performance bonds or other obligations of a like nature or mechanics' or purchase money Liens incurred in the ordinary course of business;

          (vi) Liens existing on the Issue Date;

          (vii) Liens on inventory or accounts receivable securing Indebtedness incurred in accordance with Section 6.11(vi) hereof or securing Permitted Refinancing Indebtedness incurred pursuant hereto to refinance Indebtedness in accordance with Section 6.11(vi) hereof;

          (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (ix) Liens on assets of Subsidiaries that secure Non-Recourse Debt of Subsidiaries;

          (x) Liens securing Indebtedness under the Senior Credit Agreement;

          (xi) Liens securing Indebtedness incurred pursuant to Section 6.11(viii) hereof; and

          (xii) Liens securing Indebtedness described in Section 6.10(iv)(h) or
          Section 6.11(ix) hereof.

          "PERMITTED REFINANCING INDEBTEDNESS" has the meaning set forth in
Section 6.11 hereof.

          "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity of any kind.

          "PREFERRED EQUITY INTEREST" in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

          "REFINANCED INDEBTEDNESS" has the meaning assigned to it in Section
6.11 hereof.

          "RELATED ASSETS" means all assets used in connection with the design, development, procurement, installation, operation or marketing of location or related two-way messaging systems and any activities or assets ancillary thereto.

          "RELATED BUSINESS" means any business relating to the design, procurement, installation and operation of location, fleet management or related two-way messaging systems and business and reasonably related extensions thereof.

          "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

          "SUBSIDIARY" means, with respect to a Person, (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any other Person (other than a corporation) in which such Person, one or more of its Subsidiaries or such Person and one or more of its Subsidiaries, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

          "U.S." OR "UNITED STATES" means the United States of America.

          "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying: (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal of such Indebtedness.



                                   ARTICLE II.

                       PURCHASE AND SALE OF THE SECURITIES


          SECTION 2.1 PURCHASE AND SALE OF SECURITIES. (a) Reorganized Teletrac has notified each of the Purchasers, in writing, that it wishes to issue and sell ___% (hereafter, the "Specified Percentage") of Senior Secured Notes and Class A Warrants.

          (b) On the Effective Date, (A) each Purchaser shall deliver payment, to Reorganized Teletrac, by wire transfer of immediately available funds in amounts equal to the Specified Percentage multiplied by the Commitment Amount listed beside such Purchaser's name on Schedule 1 hereto (the "Commitment Amount"), as determined in accordance with the Plan; and (B) in exchange for payment by each Purchaser of the Specified Percentage of its Commitment Amount, Reorganized Teletrac shall issue and sell to each Purchaser Senior Secured Notes in the principal amount of its Commitment Amount (as set forth in Schedule 1) multiplied by the Specified Percentage and Class A Warrants in the amount of its Commitment Amount multiplied by the Specified Percentage.

          (c) Notwithstanding anything in this Section 2.1 to the contrary, in the event that any Purchaser shall have an outstanding loan to the Company constituting a DIP Loan (as defined in the Plan), then, on the Effective Date, Reorganized Teletrac shall apply the outstanding principal amount and any accrued interest due to such Purchaser in respect of such loan to payment of the amounts due from the Purchaser pursuant to Section 2.1(c) hereof, and Purchaser shall, on the Closing Date, remit to Reorganized Teletrac the balance, if any, of the amounts due by Purchaser hereunder in accordance with the provisions of
Section 2.1(c).

          SECTION 2.2 CLOSING DATES. The Closing Date shall be subject to all of the conditions specified in Article IV of this Agreement having been met and shall occur on the Effective Date (as defined in the Plan).

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Subject to and conditioned upon the Bankruptcy Court Approval (as hereafter defined), the Company represents and warrants to each Purchaser, and Reorganized Teletrac shall be deemed to have represented and warranted to each Purchaser, that, as of the Effective Date:

          SECTION 3.1 ORGANIZATION, QUALIFICATIONS AND CORPORATE POWER. Reorganized Teletrac shall be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its properties makes such licensing or qualification necessary and where the failure to be so licensed or qualified would have a material adverse effect on the business, operations or financial condition of the Company (a "Material Adverse Effect"); shall have the corporate power and authority (i) to own and hold its properties and to carry on its business as currently conducted, (ii) to execute, deliver and perform this Agreement and the Security Agreement, substantially in the form of Exhibit "D" attached hereto (the "Security Agreement"), (iii) to issue, sell and deliver the Securities hereunder, and (iv) to issue and deliver the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares").

          SECTION 3.2 AUTHORIZATION OF AGREEMENTS, ETC. (a) The execution and delivery by the Company of this Agreement and the Security Agreement, the performance by Reorganized Teletrac of its obligations hereunder and thereunder, the issuance, sale and delivery of the Securities and the issuance and delivery of the Warrant Shares upon exercise of the Warrants shall have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or By-laws of Reorganized Teletrac, or any provision of any indenture, agreement or other instrument to which it is a party or by which any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Reorganized Teletrac.

          (b) The Warrant Shares shall have been duly reserved by Reorganized Teletrac for issuance upon exercise of the Warrants, and, when so issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of Reorganized Teletrac.

          SECTION 3.3 VALIDITY. This Agreement shall have been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and Reorganized Teletrac, enforceable against Reorganized

Teletrac in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency and similar laws and to moratorium laws from time to time in effect). The Security Agreement, when executed and delivered in accordance with this Agreement, will constitute a legal, valid and binding obligation of Reorganized Teletrac, enforceable against Reorganized Teletrac in accordance with its terms (subject as aforesaid).

          SECTION 3.4 POST-RESTRUCTURING AUTHORIZED CAPITAL STOCK. (a) The authorized capital stock of Reorganized Teletrac on the Effective Date shall consist of 20,000,000 shares of Common Stock, $.01 par value.

          (b) Except for the Class A Warrants issued pursuant to this Securities Purchase Agreement, and the Class B Warrants and Incentive Options (each as defined in the Plan), there shall be no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of Reorganized Teletrac, and, except as contemplated by the Plan, there shall not be any commitment of Reorganized Teletrac to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets, or any obligation on the part of Reorganized Teletrac (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

          SECTION 3.5 GOVERNMENT APPROVALS. Except for the approvals of the Bankruptcy Court, no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for (i) the valid execution, delivery and performance of this Agreement or the Security Agreement, or (ii) the issuance, sale and delivery of the Securities hereunder or the issuance and delivery of the Warrant Shares upon exercise of the Class A Warrants.

          SECTION 3.6 OFFERING OF THE SECURITIES. Neither the Company, Reorganized Teletrac nor any person authorized or employed by the Company or Reorganized Teletrac as agent, broker, dealer or otherwise in connection with the offering or sale of the Senior Secured Notes, the Class A Warrants or any similar securities of Reorganized Teletrac shall have offered any such securities for sale to, or solicited any offers to buy any such securities from, or otherwise approached or negotiated with respect thereto with any person or persons under circumstances that involved the use of any form of general advertising or solicitation as such terms are defined in Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), and neither the Company, Reorganized Teletrac nor any person acting on the Company's or Reorganized Teletrac's behalf shall have taken or will take any action (including, without limitation, any offer, issuance, sale or delivery of any securities of Reorganized Teletrac under circumstances which might require the integration of such transactions with the placement of the Secured Senior Notes or the Class A Warrants under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder) which might subject the offering, issuance, sale or delivery of the Senior Secured Notes or the Warrants hereunder to the registration provisions of the Securities Act.

          SECTION 3.7 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company directly with the Purchasers, without the intervention of any other person on behalf of the Company in such manner as to give rise to any valid claim by any other person against the Purchasers for a finder's fee, brokerage commission or similar payment.


                                   ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

          Each Purchaser represents and warrants to the Company as follows:

          SECTION 4.1 VALIDITY. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency and similar laws and to moratorium laws from time to time in effect).

          SECTION 4.2 INVESTMENT REPRESENTATIONS. Such Purchaser is an "accredited investor" as such term is defined in Regulation D under the Securities Act and is acquiring the Securities, and, upon exercise of the Warrants, will acquire the Warrant Shares, for his or its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Each Purchaser further represents that he or it understands that (i) the Senior Secured Notes, the Class A Warrants and the Warrant Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) such securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) such securities will bear a legend to such effect and (iv) Reorganized Teletrac will make a notation on its transfer books to such effect. Each Purchaser further understands that the exemption from registration afforded by Rule 144 under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 affords the basis of sales of the Senior Secured Notes, the Class A Warrants and/or the Warrant Shares, as the case may be, in limited amounts under certain conditions.

          SECTION 4.3 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by such Purchaser directly with the Company, without the intervention of any other person on behalf of such Purchaser in such manner as to give rise to any valid claim by any other person against the Company for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE V.

                                   CONDITIONS

          SECTION 5.1 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS. The obligation of each Purchaser to purchase and pay for the Securities being purchased by such Purchaser on the Effective Date is, at the option of such Purchaser, subject to the satisfaction, on or before such date, of each of the following conditions:

          (a) BANKRUPTCY APPROVAL. An order shall have been entered by the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code, 11 U.S.C. Section 1129, and approving this Agreement and the transactions contemplated hereby, and there shall not be a stay or injunction in effect with respect thereto (hereinafter, the "Bankruptcy Court Approval").

          (b) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. The representations and warranties of the Company and Reorganized Teletrac contained in Article III of this Agreement shall be true and correct on and as of the Effective Date, with the same force and effect as though such representations and warranties had been made on and as of such date, and the Company and Reorganized Teletrac shall have certified to such effect to the Purchasers in writing.

          (c) PERFORMANCE. The Company and Reorganized Teletrac shall have performed and complied with all agreements and conditions contained herein required to be per formed or complied with by it prior to or at the Effective Date, and the Company shall have certified to such effect to the Purchasers in writing.

          (d) SECURITY AGREEMENT. The Security Agreement shall have been executed and delivered by the Company and Reorganized Teletrac and the security interests granted thereby shall have been perfected.

          SECTION 5.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND REORGANIZED TELETRAC. The obligation of Reorganized Teletrac to issue, sell and deliver the Securities on the Initial Closing Date is, at its option, subject to the satisfaction, on or before such date, of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. The repre sentations and warranties of each Purchaser contained in Article IV of this Agreement shall be true and correct on and as of the Effective Date, with the same force and effect as though such representations and warranties had been made on and as of such date.

          (b) PERFORMANCE. Each Purchaser shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by such Purchaser prior to or at the Effective Date.

          (c) ALL PROCEEDINGS TO BE SATISFACTORY. All corporate, partnership or other proceedings to be taken by any Purchaser in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Company and Reorganized Teletrac and its counsel.


                                   ARTICLE VI.

                                    COVENANTS

          SECTION 6.1 RIGHTS OF INSPECTION. So long as any Senior Secured Notes shall remain outstanding, Reorganized Teletrac Company shall permit authorized representatives of any Purchaser to visit and inspect any of the properties of Reorganized Teletrac and examine and make abstracts of any of its books and records, upon reasonable notice, at any time during normal business hours and as often as may be reasonably requested. Each Purchaser agrees that any such inspection shall be conducted in a manner that does not unreasonably disrupt or interfere with Reorganized Teletrac's operations and that such Purchaser will keep confidential any confidential business information or trade secrets that may be disclosed or provided to it by Reorganized Teletrac pursuant to this Agreement.

          SECTION 6.2 NOTICE OF CERTAIN EVENTS. So long as any Senior Secured Notes shall remain outstanding, Reorganized Teletrac shall give the Purchasers prompt notice of (i) any event of default under any agreement with respect to indebtedness for borrowed money or a purchase money obligation, and any event which, upon notice or lapse of time or both, would constitute such an event of default, that would permit the holder of such indebtedness or obligation to accelerate the maturity thereof, and (ii) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency which, if adversely determined, would materially impair the right of Reorganized Teletrac to carry on its business substantially as now or then conducted, or would have a Material Adverse Effect.

          SECTION 6.3 USE OF PROCEEDS. Reorganized Teletrac shall apply the proceeds from the sale of the Securities hereunder to fund (i) the payment of any DIP Loan and (ii) other general corporate purposes.

          SECTION 6.4 MERGER, SALE OF ASSETS, ETC. So long as any Senior Secured Notes shall remain outstanding, Reorganized Teletrac shall not, and shall not permit any of its subsidiaries to, (i) merge or consolidate with or into any other corporation (other than the consolidation or merger of a wholly owned subsidiary with or into the Company) or (ii) sell, lease or otherwise dispose of all or a substantial portion of its assets and properties, without the consent, in writing, of holders of at least 75% in amount of the outstanding principal amount of the Senior Secured Notes, unless such notes and all accrued interest thereon shall be paid in full at the closing of any such transaction.

          SECTION 6.5 RETIREMENT OF SENIOR SECURED NOTES. Upon the sale of the Miami Business as such term is defined in and pursuant to the Asset Purchase and Option Agreement dated as of June 9, 1999, among the Company, Teletrac Licensing, Inc., Ituran U.S.A., Inc. and Ituran Location and Control Ltd., Reorganized Teletrac covenants and agrees that, it shall apply any proceeds received from such sale to prepay the Senior Secured Notes as provided in
Article VII hereto.

          SECTION 6.6 CORPORATE EXISTENCE. Subject to the provisions of Section 6.4, Reorganized Teletrac shall preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Subsidiaries in accordance with the respective organizational documents of each and their respective rights (charter and statutory), licenses and franchises, PROVIDED THAT Reorganized Teletrac shall not be required to preserve any such right, license or franchise, or the corporate existence of any Subsidiary, if the loss thereof, in the good faith judgment of the Board of Directors of Reorganized Teletrac is not, and will not be, adverse in any material respect to the Purchasers.

          SECTION 6.7 REPORTS. So long as any Senior Secured Notes are outstanding, Reorganized Teletrac will furnish to the Purchasers of Senior Secured Notes all periodic reports required to be filed by the rules and regulations of the Securities and Exchange Commission.

          SECTION 6.8 WAIVER OF STAY, EXTENSION OR USURY LAWS. Reorganized Teletrac covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law, which would prohibit or forgive Reorganized Teletrac from paying all or any portion of the principal of and/or interest on the Senior Secured Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) Reorganized Teletrac hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

          SECTION 6.9 RESTRICTED PAYMENTS. (a) Reorganized Teletrac shall not, and shall not permit any of its Subsidiaries, to, directly or indirectly:

               (i) declare or pay any dividend or make any distribution on account of any Equity Interests of Reorganized Teletrac (including, without limitation, any payment in connection with any merger or consolidation involving Reorganized Teletrac or any of its Subsidiaries), other than dividends or distributions payable (a) in

          Equity Interests (other than Disqualified Stock) of Reorganized Teletrac or (b) to Reorganized Teletrac or to any Subsidiary of Reorganized Teletrac;

               (ii) purchase, redeem, defease, retire or otherwise acquire or retire for value any Equity Interests of Reorganized Teletrac or any Affiliate of Reorganized Teletrac, other than any such Equity Interests owned by Reorganized Teletrac or any Subsidiary of Reorganized Teletrac;

               (iii) voluntarily purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the Senior Secured Notes, except in accordance with the scheduled mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; or

               (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as"Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

               (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

               (2) Reorganized Teletrac would, at the time of such Restricted Payment and after giving PRO FORMA effect thereto as if such Restricted Payment had been made at the beginning of the immediately preceding fiscal quarter, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the first paragraph of Section 6.11 hereof; and

               (3) such Restricted Payment, together with the aggregate of all other Restricted Payments made by Reorganized Teletrac and its Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause (iii) of the next succeeding paragraph), is less than the sum (without duplication) of:

                    (A) 50% of the Consolidated Net Income of Reorganized Teletrac (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Reorganized Teletrac's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

                    (B) 100% of the aggregate net cash proceeds received by Reorganized Teletrac from the issue or sale, since the Issue Date, of Equity Interests of Reorganized Teletrac or of debt securities of Reorganized Teletrac that have been converted into such Equity Interests (other than (x) Equity Interests (or convertible debt securities) sold to a Subsidiary of

                    Reorganized Teletrac and (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock; plus

                    (C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment.

          (b) The provisions set forth in paragraph (a) above shall not prohibit:

               (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

               (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Reorganized Teletrac in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Reorganized Teletrac) of other Equity Interests of Reorganized Teletrac (other than any Disqualified Stock); provided that the amount of any such proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (3)(B) of paragraph (a) above;

               (iii) the repayment, defeasance, redemption or repurchase of Intercompany Indebtedness or Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of Reorganized Teletrac) of Equity Interests of Reorganized Teletrac (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such repayment, defeasance, redemption or repurchase shall be excluded from clause
          (3)(B) of paragraph (a) above; and

               (iv) the purchase of employee stock or incentive options, or capital stock issued pursuant to the exercise of employee stock or incentive options or pursuant to employee restricted stock purchase plans in an aggregate amount not to exceed $500,000 in any calendar year and in an aggregate amount not to exceed $2.0 million since the date of this Agreement, provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses
          (i), (ii) and (iv), no Default or Event of Default shall have occurred and be continuing.

          (c) The amount of all Restricted Payments, if not made in cash, shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) proposed to be transferred by Reorganized Teletrac or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, Reorganized Teletrac shall deliver to the Agent an Officers's Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the latest available financial statements of Reorganized Teletrac.

          SECTION 6.10 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. Reorganized Teletrac shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

          (i) pay dividends or make any other distributions to Reorganized Teletrac or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

          (ii) pay any Indebtedness owed to Reorganized Teletrac or any of its Subsidiaries;

          (iii) make loans or advances to Reorganized Teletrac or any of its Subsidiaries; or

          (iv) transfer any of its properties or assets to Reorganized Teletrac or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

               (a) this Agreement and the Senior Secured Notes;

               (b) Existing Indebtedness;

               (c) applicable law;

               (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by Reorganized Teletrac or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

               (e) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practice;

               (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iv) above on the property so acquired;

               (g) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted

               Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Refinanced Indebtedness;

               (h) Indebtedness of a Subsidiary of Reorganized Teletrac representing loans or Indebtedness which is (A) incurred on the basis of a pledge of accounts receivable due for the sale or lease of equipment, air time, or maintenance services to customers and (B) is without recourse to the assets of the Company or such Subsidiary except those assets set forth in subsection (A); or

               (i) in the case of clause (a), (b), (d), (e), (f), (g) and (h) above, any amendments, modifications, restatements, renewals, increases, supplements, modifications, restatements or refinancings thereof, provided that such amendments, modifications, restatements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence.

          SECTION 6.11 INCURRENCE OF INDEBTEDNESS OR ISSUANCE OF DISQUALIFIED STOCK. Reorganized Teletrac shall not, and Reorganized Teletrac shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including, without limitation, Acquired Debt) and Reorganized Teletrac and its Subsidiaries shall not, issue any Disqualified Stock and will not permit any of their respective Subsidiaries to issue any shares of Preferred Equity Interest; provided, however, that, Reorganized Teletrac may incur Indebtedness (including, without limitation, Acquired Debt) or issue Disqualified Stock if, after giving PRO FORMA effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock and the use of proceeds thereof, the aggregate Indebtedness to Cash Flow Ratio of Reorganized Teletrac does not exceed 5.0 to 1. The foregoing limitations will not apply to:

          (i) Indebtedness represented by the Senior Secured Notes and this Agreement;

          (ii) Existing Indebtedness;

          (iii) Indebtedness incurred by Reorganized Teletrac under (A) Hedging Obligations, provided that (1) the notional principal amount of any interest rate protection agreement does not significantly exceed the principal amount of the Indebtedness to which such interest rate protection agreement relates and (2) any agreements related to fluctuations in currency rates do not increase the outstanding Indebtedness other than as a result of fluctuations in foreign currency exchange rates, and (B) performance, surety and workers' compensation bonds or other obligations of a like nature incurred in the ordinary course of business consistent with past practice;

          (iv) Indebtedness of Reorganized Teletrac owed to and held by any of its Subsidiaries and Indebtedness of any Subsidiaries of Reorganized Teletrac owed to and held by Reorganized Teletrac or any of its Subsidiaries (the Indebtedness incurred pursuant to this clause (iv) being hereafter referred to as "Intercompany Indebtedness"); provided that an incurrence of Indebtedness shall be deemed to have occurred upon any sale or other disposition of Intercompany Indebtedness to a Person other than Reorganized Teletrac or any of its Subsidiaries;

          (v) Non-Recourse Debt by Reorganized Teletrac incurred to finance purchase money obligations;

          (vi) Indebtedness incurred by Reorganized Teletrac under the 9% Note Indenture, provided that the aggregate principal amount at any time outstanding under this clause (vi) does not exceed $15 million less the amount of any such Indebtedness retired with the Net Cash Proceeds from any Asset Sale (or less the permanent reduction of any commitments under the 9%
     Note Indenture), and less the aggregate principal amount of Indebtedness under this clause (vi) which is refinanced under clause (vii) below;

          (vii) Indebtedness incurred by Reorganized Teletrac ("Permitted Refinancing Indebtedness") incurred to refinance, replace or refund Indebtedness ("Refinanced Indebtedness") incurred pursuant to the Indebtedness to Cash Flow Ratio test set forth in the first paragraph of this covenant or pursuant to clauses (i), (ii) or (vi) of this covenant provided that:

               (a) the aggregate principal amount of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount of the Refinanced Indebtedness (including accrued and unpaid interest thereon) plus the amount of fees and reasonable expenses incurred in connection therewith;

               (b) such Permitted Refinancing Indebtedness shall have final maturity equal to or greater than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Refinanced Indebtedness, respectively; and

               (c) such Permitted Refinancing Indebtedness shall rank no higher relative to the Senior Secured Notes than the Refinanced Indebtedness and in no event may any Indebtedness of Reorganized Teletrac be refinanced with Indebtedness of any Subsidiary under this clause
          (vii); and

          (viii) any Indebtedness of Reorganized Teletrac in an aggregate principal amount (including the amounts outstanding pursuant to this Agreement not to exceed $10.0 million at any one time outstanding.

          (ix) Indebtedness of a Subsidiary of Reorganized Teletrac representing loans or Indebtedness which is (A) incurred on the basis of a pledge of accounts receivable due for the sale or lease of equipment, air time or maintenance services to customers and (B) is without recourse to the assets of the Company or such Subsidiary except those assets set forth in subsection (A).

          SECTION 6.12 TRANSACTIONS WITH AFFILIATES. Reorganized Teletrac shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease, license, transfer or otherwise dispose of any of its properties or assets to, or purchase any properly or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless: (i) such Affiliate Transaction is on terms that are no less favorable to Reorganized Teletrac or such Subsidiary than those that would have been obtained in a comparable arm's length transaction by Reorganized Teletrac or such Subsidiary with an unrelated Person; and (ii) Reorganized Teletrac delivers to the Agent: (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors of Reorganized Teletrac set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors; and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness of such Affiliate Transaction to Reorganized Teletrac or Subsidiary involved in such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor or, with respect to communications-related matters, a recognized expert in the communications industry; provided, that the following shall be deemed not to be Affiliate Transactions: (1) any reasonable employment agreement or stock option agreement entered into by Reorganized Teletrac or any of its Subsidiaries with any of their respective employees in the ordinary course of business; (2) transactions between or among Reorganized Teletrac and its Subsidiaries; (3) Restricted Payments permitted by clauses (i) and (ii) of the second paragraph of Section 6.9 hereof and Permitted Investments of a type referred to in clauses (i) and (iii) of the definition of Permitted Investments; (4) the payment of reasonable fees to directors of Reorganized Teletrac or any of its Subsidiaries; and (5) Affiliate Transactions pursuant to agreements in effect on the date of this Indenture and described in the Disclosure Statement and renewals and extensions of such agreements on terms no less favorable to the Purchasers than the terms of such original agreements and transactions. Notwithstanding the foregoing, no transactions with, or for the benefit of the Purchasers, shall be deemed an Affiliate Transaction pursuant to this Section 6.12.

          SECTION 6.13 LIENS. Reorganized Teletrac shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens. Notwithstanding the foregoing, Reorganized Teletrac shall not, and shall not permit any of its Subsidiaries to directly or indirectly create, incur, assume or suffer to exit any Liens or any of the Collateral (as such term is defined in the Security Agreement) (other than the

Liens incurred pursuant to this Agreement in favor of the Purchasers) and shall not, and shall not permit any of its Subsidiaries directly or indirectly impair the effectiveness of the Liens incurred pursuant to this Agreement in favor of the Purchasers.

          SECTION 6.14 ADDITIONAL GUARANTEES. Reorganized Teletrac will not permit any Subsidiary, directly or indirectly, to Guarantee any Indebtedness (other than Permitted Indebtedness) of Reorganized Teletrac ("Guaranteed Indebtedness"), unless (i) such Subsidiary simultaneously executes and delivers to the Agent an amendment to this Agreement pursuant to Section ____ hereto providing for a Guarantee ("Subsidiary Guarantee") of payment by such Subsidiary of all of Reorganized Teletrac's obligations under the Senior Secured Notes and this Agreement on the terms set forth in this Agreement and (ii) such Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Reorganized Teletrac or any other Subsidiary as a result of any payment by such Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Subsidiary that existed at the time such Person became a Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary. If the Guaranteed Indebtedness is (a) PARI PASSU with the Senior Secured Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Senior Secured Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Senior Secured Notes. Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of Reorganized Teletrac, of all of Reorganized Teletrac's and each Subsidiary's Capital Stock in, or all or substantially all the assets of, such Subsidiary (which sale, exchange or transfer is not prohibited under the terms of this Agreement) or (ii) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary guarantee, except a discharge or release by or as a result of payment under such Guarantee.

          SECTION 6.15 OFFER TO PURCHASE UPON CHANGE OF CONTROL. (a) Upon the occurrence of a Change of Control, each Purchaser shall have a right to require Reorganized Teletrac to repurchase all or any part of such Purchaser's Senior Secured Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the"Change of Control Payment"). Within 20 days following the date upon which the Change of Control occurred (the "Change of Control Date"), Reorganized Teletrac shall send, by first class mail, a notice to each Purchaser, with a copy to the Agent, which notice shall govern the terms of the Change of Control Offer. The notice to the Purchasers shall contain all instructions and materials necessary to enable such Purchasers to tender Senior Secured Notes pursuant to the Change of Control Offer. Such notice shall state:

          (i) that the Change of Control Offer is being made pursuant to this
     Section 6.15 and that all Senior Secured Notes tendered and not withdrawn shall be accepted for payment;

          (ii) the purchase price (including the amount of accrued interest) and the purchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

          (iii) that any Senior Secured Note not tendered will continue to accrue interest;

          (iv) that, unless Reorganized Teletrac defaults in making payment therefor, any Senior Secured Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

          (v) that Purchasers electing to have a Senior Secured Note purchased pursuant to a Change of Control Offer will be required to surrender the Senior Secured Note, with the form entitled "Option of Purchaser to Elect Purchase" on the reverse of the Senior Secured Note completed, to the Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

          (vi) that Purchasers will be entitled to withdraw their election if the Agent receives, not later than five Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Purchaser, the principal amount of the Senior Secured Notes the Purchaser delivered for purchase and a statement that such Purchaser is withdrawing such Purchaser's election to have such Senior Secured Notes purchased;

          (vii) that Purchasers whose Senior Secured Notes are purchased only in part will be issued new Senior Secured Notes in a principal amount equal to the unpurchased portion of the Senior Secured Notes surrendered; and

          (viii) the circumstances and relevant facts regarding such Change of Control.

          (b) On or before the Change of Control Payment Date, Reorganized Teletrac shall to the extent lawful (i) accept for payment all Senior Secured Notes or portions thereof property tendered pursuant to the Change of Control Offer, (ii) deposit with the Agent in U.S. dollars, an amount equal to the Change of Control Payment in respect of all Senior Secured Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Agent the Senior Secured Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Secured Notes or portions thereof being purchased by Reorganized Teletrac. The Agent shall promptly mail to each Purchaser of Senior Secured Notes so accepted the Change of Control Payment for such Senior Secured Notes, and the Agent shall promptly authenticate and mail (or cause to be transferred by book entry) to such Purchasers a new Note equal in principal amount to any unpurchased portion of the Senior Secured Notes surrendered. Any Senior Secured Notes not so accepted shall be promptly mailed by Reorganized Teletrac to the Purchaser thereof. Any amounts remaining after the purchase of Senior Secured Notes pursuant to a Change of Control Offer shall be returned by the Agent to Reorganized Teletrac. To the extent the provisions of any securities laws or regulations conflict with the provisions under this
Section 6.15, Reorganized Teletrac shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 6.15 by virtue thereof.

          (c) The provisions of Subsections (a) and (b) above shall not apply if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by Reorganized Teletrac and purchases all Senior Secured Notes validly tendered and not withdrawn under such Change of Control Offer.

          SECTION 6.16 MAINTENANCE OF PROPERTIES AND INSURANCE. Reorganized Teletrac shall, and shall cause each of its Subsidiaries to, maintain its properties in good working order and condition (subject to ordinary wear and tear) and make all reasonably necessary repairs, renewals, replacements, additions and improvements required for it to actively conduct and carry on its business; PROVIDED, HOWEVER, that nothing in this Section 6.16 shall prevent Reorganized Teletrac or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the good faith judgment of the Board of Directors or other governing body of Reorganized Teletrac desirable in the conduct of its businesses and is not disadvantageous in any material respect to the Purchasers.

          SECTION 6.17 LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF SUBSIDIARIES. Reorganized Teletrac shall not, and shall not permit any Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Subsidiary to any person other than Reorganized Teletrac or a Subsidiary except (i) in a transaction consisting of a sale of all other Capital Stock of such Subsidiary and that complies with the provisions of Section 6.19 hereof, to the extent such provisions apply; (ii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares; and (iii) in a transaction in which, or in connection with which, Reorganized Teletrac or a Subsidiary acquires at the same time sufficient Capital Stock of such Subsidiary to at least maintain the same percentage ownership it had prior to such transaction (and provided that the terms of such Capital Stock, and under which such Capital Stock is held are not more disadvantageous to Reorganized Teletrac); or (iv) as may be made in connection with a loan of the type described in Sections 6.10 (h) and 6.11 (ix).

          SECTION 6.18 BUSINESS ACTIVITIES. Reorganized Teletrac will not, and will not permit any of its Subsidiaries to, engage in any business other than that which is related to the design, development, procurement, installation, operation or marketing of location, fleet management or related two-way messaging systems and businesses and reasonably related extensions thereof.

          SECTION 6.19 LIMITATION ON SALES OF ASSETS AND SUBSIDIARY INTERESTS. Reorganized Teletrac shall not, and shall not permit any of its Subsidiaries to, engage in an Asset Sale unless:

          (i) Reorganized Teletrac or such Subsidiary, as the case may be, engaging in such Asset Sale receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

          (ii) at least 80% of the consideration therefor received by Reorganized Teletrac or such Subsidiary is in the form of cash or Cash Equivalents;

PROVIDED, HOWEVER, that any notes or similar obligations received by any of Reorganized Teletrac or such Subsidiaries from such transferees that are immediately converted by Reorganized Teletrac or such Subsidiaries into cash, shall be deemed to be cash (to the extent of the net cash received) for purposes of this clause (ii). Within 180 days after the receipt of any Net Proceeds, Reorganized Teletrac may apply such Net Proceeds to:

          (i) repay, and thereby permanently reduce the commitments or amounts under this Agreement, or

          (ii) repay, and thereby permanently reduce the commitments or amounts available to be borrowed under the 9% Note Indenture pursuant to clause
     (vi) of the covenant set forth in Section 6.11 hereof, or

          (iii) an investment in Related Assets or a Related Business. Pending the final application of any such Net Proceeds, Reorganized Teletrac may temporarily invest such Net Proceeds in any manner that is not prohibited by this Agreement.


                                  ARTICLE VII.

                           PREPAYMENT OF SENIOR NOTES

          SECTION 7.1 OPTIONAL PREPAYMENTS. The Senior Secured Notes shall be subject to prepayment in a whole or in part at any time or from time to time in part, at the option of Reorganized Teletrac, at the unpaid principal amount thereof plus accrued interest thereon through the date fixed for prepayment, without penalty or premium.

          SECTION 7.2 NOTICE OF PREPAYMENTS. Any call for prepayment of the Senior Secured Notes pursuant to Section 7.1 shall be made by giving written notice to the holders of the Senior Secured Notes to be prepaid not less than five days prior to the date fixed for prepayment, which notice shall specify the principal amount to be prepaid. If all the outstanding Senior Secured Notes are to be prepaid, the notice of prepayment shall so state. If less than all the Senior Secured Notes are to be prepaid, the notice of prepayment shall identify the Senior Secured Notes to be prepaid. In case any Senior Secured Note is to be prepaid in part only, the notice of prepayment shall state the portion of the principal amount thereof to be prepaid and shall refer to the option available under Section 7.4 hereof to the holder of a Senior Secured Note which is partially prepaid. Notice of call for prepayment having been given as aforesaid, the principal amount to be prepaid, together with interest thereon to the date of prepayment, shall on the date designated in such notice become due and payable. From and after the date fixed for prepayment, unless Reorganized Teletrac shall default in payment of such principal amount when so due and payable, together with interest as aforesaid, interest on such principal amount shall cease to accrue.

          SECTION 7.3 ALLOCATION OF PAYMENTS. In the case of the prepayment of less than all the Senior Secured Notes at the time outstanding, the aggregate principal amount to be prepaid shall be allocated among the holders of all the Senior Secured Notes at the time outstanding in proportion, as nearly as practicable to the nearest dollar, to the respective aggregate unpaid principal amounts of the Senior Secured Notes (not theretofore called for prepayment) then held by them, respectively.

          SECTION 7.4 NOTATION OF PARTIAL PAYMENTS. Except as otherwise provided in Section 7.5 hereof, upon any partial prepayment of any Senior Secured Note, such Senior Secured Note shall be, at the option of the holder thereof, either
(i) surrendered to Reorganized Teletrac in exchange for a new Senior Secured
Note in a principal amount equal to the principal amount remaining unpaid on the Senior Secured Note surrendered and otherwise having the same terms and provisions as the Senior Secured Note surrendered or (ii) made available to Reorganized Teletrac at its office herein provided for notation thereon of the portion of the principal so prepaid.

          SECTION 7.5 DIRECT PAYMENT. So long as any Purchaser shall hold any of the Senior Secured Notes, Reorganized Teletrac shall pay to such Purchaser the interest on such Senior Secured Note without any presentment thereof and without notation of such payment being made thereon, notwithstanding any provision to the contrary herein or in the Senior Secured Notes with respect to place of payment, (i) by check in New York Clearing House funds duly mailed to such Purchaser at the address designated in Schedule I hereto or in accordance with any unrevoked written direction from such Purchaser to Reorganized Teletrac or
(ii) if a bank account is designated for such Purchaser on Schedule I hereto or in any written notice to Reorganized Teletrac from such Purchaser, Reorganized Teletrac shall make such payments to such bank account by wire transfer in immediately available funds, marked for attention as indicated, or in such other manner or to such other account of such Purchaser in any bank in the United

States as such Purchaser may from time to time direct in writing. Each Purchaser agrees that prior to the sale or transfer of any Senior Secured Note by it, it shall either (i) surrender the same to Reorganized Teletrac in exchange for a new Senior Secured Note in a principal amount equal to the principal amount remaining unpaid on the Senior Secured Note surrendered and otherwise having the same terms and provisions as the Senior Secured Note surrendered or (ii) make the same available to Reorganized Teletrac, at its office designated as herein provided, for notation thereon of the extent to which any payment has been made on account of the principal thereof. Each Purchaser further agrees that it will, at any time during regular business hours, permit Reorganized Teletrac to make appropriate notation on any Senior Secured Note then held by it of the amount of principal which has been paid thereon, if Reorganized Teletrac, at least seven days prior to the date upon which such notation is to be made, shall have in writing requested permission to make such notation, specifying the date when the same is to be made.

                                 ARTICLE VIII.

                                EVENTS OF DEFAULT

          SECTION 8.1 EVENTS OF DEFAULT. If any of the following events (herein called "Events of Default") shall occur:

          (i) Reorganized Teletrac shall default in the payment of any part of the principal of any Senior Secured Note when and the same shall be due and payable and such default shall not have been remedied within five days of written notice thereof to Reorganized Teletrac;

          (ii) Reorganized Teletrac shall default in the payment of any installment of interest on any Senior Secured Note for more than three days after the same shall become due and payable and such default shall not have been remedied within five days of written notice thereof to Reorganized Teletrac;

          (iii) Reorganized Teletrac or any subsidiary shall default (as principal or guarantor or other surety) either in the payment of the principal of, or premium, if any, or interest on any indebtedness for borrowed money (other than the Senior Secured Notes) or with respect to any of the provisions of any evidence of indebtedness for borrowed money (other than the Senior Secured Notes) or which represents a purchase money obligation, or any agreement relating to either thereof, and the effect of such default is to accelerate the maturity of such indebtedness or the holder thereof shall cause such indebtedness to become due prior to the stated maturity thereof, or the Company or any subsidiary shall not pay such indebtedness at maturity;

          (iv) Reorganized Teletrac shall default in the performance of or compliance with the provisions of Article V hereof and such default shall not have been cured within 10 days of written notice thereof;

          (v) Reorganized Teletrac shall default in the performance of or compliance with any agreement, condition or term contained herein (other than those referred to above) or in the Security Agreement, and such default shall not have been remedied within 20 days after written notice thereof shall have been given to Reorganized Teletrac by the holder of any Senior Secured Note;

          (vi) any representation or warranty made to the Purchasers by or on behalf of Reorganized Teletrac pursuant to Article II hereof shall prove to have been false or incorrect in any material respect on the date as of which made;

          (vii) any final judgment for the payment of money shall be rendered against the Company and the same shall remain undischarged for a period of 60 consecutive days during which (A) execution shall not be stayed or (B) such liability shall not be bonded and the aggregate amount of such final judgment for the payment of money shall exceed $200,000, net of any insurance proceeds received by Reorganized Teletrac; or

          (viii) Reorganized Teletrac shall default in the performance of or compliance with the Security Agreement;

then and in any such event the holder of any Senior Secured Note may at any time (unless all defaults theretofore or thereupon shall have been remedied) at its option, by written notice to the Company, declare all the Senior Secured Notes held by such holder to be due and payable, whereupon the same shall forthwith mature and become due and payable without presentment, demand, protest or other notice, all of which are hereby waived.

          SECTION 8.2 REMEDIES ON AND NOTICES OF DEFAULT. In case any one or more Events of Default shall occur, the holder of any Senior Secured Note at the time outstanding may proceed to protect and enforce the rights of such holder by a suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Senior Secured Note, or for an injunction against a violation of any of the terms or provisions hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of a default under this Agreement or the Security Agreement, Reorganized Teletrac shall pay to the holder of any Senior Secured Note such further amount as shall be sufficient to cover the reasonable cost and expense of enforcement, including, without limitation, reasonable attorneys' fees. If the holder of any Senior Secured Note shall give any notice or take any other action in respect of a claimed default, Reorganized Teletrac shall forthwith give written notice thereof to all other holders of the Senior Secured Notes at the time outstanding, describing the notice or action and the nature of the claimed default. No course of dealing and no delay on the part of any holder of any Senior Secured Note in exercising any right shall operate as a waiver thereof or otherwise prejudice such holder's rights or the rights of the holder of any other Senior Secured Note. No remedy conferred hereby or by any Senior Secured Note upon any holder thereof shall be exclusive of any other remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

                                   ARTICLE IX.

                        EXCHANGE OF SENIOR SECURED NOTES

          SECTION 9.1 NEW SENIOR SECURED NOTES. Reorganized Teletrac shall cause to be kept at its principal office a register for the registration and transfer of the Senior Secured Notes as hereinafter provided. Subject to the restrictions on transfer under the Securities Act, Reorganized Teletrac will at any time, at its expense, at the request of the holder of any Senior Secured Note, and upon surrender of such Senior Secured Note for such purpose, issue new Senior Secured Notes in exchange therefor, registered in the name of the holder or such person or persons as may be designated by such holder, dated the date to which interest has been paid on the surrendered Senior Secured Note, in an aggregate principal amount equal to the unpaid principal amount of such Senior Secured Note and substantially in the form of such Senior Secured Note with appropriate variations.

          SECTION 9.2 REPLACEMENT OF SENIOR SECURED NOTES. Upon receipt of evidence satisfactory to Reorganized Teletrac of the loss, theft, destruction or mutilation of any Senior Secured Note and, in the case of any such loss, theft or destruction, upon delivery of indemnity satisfactory to Reorganized Teletrac, or, in the case of any such mutilation, upon surrender and cancellation of such Senior Secured Note, Reorganized Teletrac will issue a new Senior Secured Note, of like tenor, in lieu of, and dated the date to which interest has been paid on, such lost, stolen, destroyed or mutilated Senior Secured Note.


                                   ARTICLE X.

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          SECTION 10.1 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          SECTION 10.2 GENERAL INDEMNITY. (a) Subject to the other terms and conditions of this Article X, Reorganized Teletrac hereby agrees to and shall indemnify, defend and hold the Purchasers harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and the reasonable fees and expenses of counsel (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by Reorganized Teletrac or the Purchasers by reason of or resulting from a breach of any representation, warranty, covenant or agreement of the Reorganized Teletrac contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach.


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          (b) Subject to the terms and conditions of this Article X, the
Purchasers, severally and not jointly, agree to and shall indemnify, defend and hold Reorganized Teletrac harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by the Reorganized Teletrac by reason of or resulting from or arising out of a breach of any representation, warranty, covenant or agreement of such Purchaser contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach.

          SECTION 10.3 CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of Reorganized Teletrac, on the one hand, and the Purchasers, on the other hand (herein sometimes called the "indemnifying party"), to the other (herein sometimes called the "party to be indemnified") under Section 10.2 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

          (a) within 20 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (PROVIDED, HOWEVER, that failure to give such notice shall not affect the obligations of the indemnifying party under this Article X unless and to the extent that such failure shall be prejudicial to the defense of such claim by the indemnifying party), and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

          (b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, provided that the indemnifying party shall be given at least 15 days prior written notice of the effectiveness of any such proposed settlement or compromise;

          (c) anything in this Section 10.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying party other than as a result of money damages or other money payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim, but
     (ii) the indemnifying party shall not, without the prior written consent of the party to be indemnified, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the party to be indemnified a release from all liability in respect of such claim; and



                                       34

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          (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

          SECTION 10.4 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other parties hereto.


                                   ARTICLE XI.

                                  MISCELLANEOUS

          SECTION 11.1 EXPENSES, ETC. The parties shall pay their own expenses in connection with the transactions contemplated hereby.

          SECTION 11.2 NOTICES. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by national overnight courier service or first class certified mail, postage prepaid, or by telecopy addressed to such party at the address or telecopy number set forth below:

          (1) if to the Company or Reorganized Teletrac, to it at:

                  Teletrac, Inc.
                  3220 Executive Ridge
                  Suite 100
                  Vista, CA 92083
                  Telecopy number: (760) 597-9906
                  Attention: General Counsel

              with a copy to:

                  Reboul, MacMurray, Hewitt,
                    Maynard and Kristol
                  45 Rockefeller Plaza
                  11th Floor
                  New York, New York 10111
                  Telecopy number: (212) 841-5725
                  Attention: David Elkind, Esq.

          (2) if to any Purchaser, to it at his or its address appearing on
Schedule I hereto;

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of national overnight courier service, on the first business day following delivery to such service,
(c) in the case of mailing, on the fifth business day following the date of such mailing and (d) in the case of telecopy, when received.

          SECTION 11.3 BROKERAGE. Each party hereto shall indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

          SECTION 11.4 PARTIES IN INTEREST. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

          SECTION 11.5 ENTIRE AGREEMENT; WAIVER; ASSIGNMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except in a writing signed by the parties hereto or, in the case of Article V or
Article VII hereof, by the holders of a majority of outstanding Senior Secured Notes. This Agreement may not be assigned by any party without the prior written consent of the others.

          SECTION 11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          SECTION 11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


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



          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                  TELETRAC, INC.



                                  By_________________________
                                    Name:
                                    Title:



                                  PURCHASERS:

                                   SCHEDULE I

                                   PURCHASERS


NAME AND ADDRESS                                 CLASS      SENIOR SECURED NOTES
OF PURCHASER             COMMITMENT AMOUNT      A WARRANTS   (PRINCIPAL AMOUNT)